                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors of
Memory Pharmaceuticals Corp.:


We consent to the use of our report dated February 17, 2004, except for Note 13 (as to the effects of a reverse stock split) which is as of March 15, 2004, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' (deficit), and cash flows for each of the three years in the period ended December 31, 2003, included in the registration statement on Form S-1/A of Memory Pharmaceuticals Corp. filed on March 17, 2004 and to the reference to our firm under the headings "Experts" and "Selected financial data" in the prospectus.



                       /s/ KPMG LLP





New York, New York
March 15, 2004